Exhibit 4.5

MINERA ANDES INC.

AMENDED STOCK OPTION PLAN – AUGUST 5, 2008

24.	Purpose

The purpose of the Stock Option Plan (the “Plan”) of Minera Andes Inc., a body corporate incorporated under the Business Corporations Act (Alberta) (the “Corporation”), is to advance the interests of the Corporation or any of its subsidiaries or affiliates by encouraging the directors, officers, employees and consultants of the Corporation or any of its subsidiaries or affiliates to acquire common shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation or any of its subsidiaries or affiliates and furnishing them with additional incentive in their efforts on behalf of the Corporation or any of its subsidiaries or affiliates in the conduct of their affairs.

25.	Administration and Granting of Options

The Plan shall be administered by the board of directors of the Corporation or a committee established by the board of directors for that purpose (the “Committee”). A majority of the board of directors or the Committee, as applicable shall constitute a quorum, and the acts of a majority of the directors or members of the Committee, as applicable, present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors or the Committee, as applicable.

Subject to the provisions of the Plan, the board of directors or the Committee, as applicable shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the board of directors or the Committee, as applicable, shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder shall be evidenced by an agreement, signed on behalf of the Corporation and by the optionee, in such form as the directors shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

26.	Shares Subject to Plan

Subject to adjustment as provided in Section 15 hereof, the shares to be offered under the Plan shall consist of shares of the Corporation’s authorized but unissued common shares. The aggregate number of shares to be delivered upon the exercise of all options granted under the Plan (the “Options”) shall not exceed 10% of the Corporation’s issued and outstanding common shares from time to time, to a maximum of 18,940,243 shares. If any Option granted hereunder shall be cancelled, expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of this Plan.

27.	Number of Optioned Shares

The number of shares subject to an Option to a Participant shall be determined by the Board of Directors, or the Committee, as applicable but no Participant, upon the Corporation becoming listed on any stock exchange, shall be granted an Option which exceeds the maximum number of shares permitted by any stock exchange on which the common shares are then listed or other regulatory body having jurisdiction.

The maximum number of shares which may be reserved for issuance to insiders (the term “insider” shall have the meaning ascribed thereto in the Securities Act (Alberta) and the Toronto Stock Exchange Policies from time to time) under the Plan, together with any other security based compensation arrangements of the Corporation, shall not exceed 10% of the shares issued and outstanding at the time of the grant (on a non-diluted basis). The maximum number of shares which may be issued to insiders under the Plan, together with any other security based compensation arrangements of the Corporation, within any one year period shall not exceed 10% of the issued and outstanding shares.

28.	Vesting

Any Options granted under the Plan shall vest to the Participant, and maybe exercisable by the Participant as follows:

d)	33 1/3% of the Options shall vest in and be exercisable by the Participant twelve (12) months from the date of granting;

e)	33 1/3% of the Options shall vest in and be exercisable by the Participant twenty-four (24) months from the date of granting; and

f)	33 1/3% of the Options shall vest in and be exercisable by the Participant thirty-six (36) months from the date of granting.

29.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of the Plan reserve and keep available such numbers of shares as will be sufficient to satisfy the requirements of the Plan.

30.	Participation

Directors, officers, management, consultants and employees of the Corporation or any of its subsidiaries, or affiliates shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). The board of directors or the Committee, as applicable shall determine to whom Options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such Options shall be granted, and the number of shares to be subject to each Option. An individual who has been granted an Option may, if he is otherwise eligible, and if permitted under the policies of the stock exchange or stock exchanges on which the shares of the Corporation are to be listed, be granted an additional Option or Options if the board of directors or the Committee, as applicable shall so determine.

31.	Exercise Price

The exercise price of the shares covered by each Option shall be determined by the board of directors or the Committee, as applicable. Subject to the provision of Section 17(e), the exercise price shall be not less than the closing price of the Corporation’s shares on the stock exchange on which the shares of the Corporation are listed on the last trading day immediately preceding the day on which the Options are granted, subject to applicable laws and regulations. If the shares of the Corporation have not traded on any exchange or over-the-counter market for an extended period of time, the exercise price of the Options will be the fair market value of the shares as determined by the board of directors or the Committee, as applicable.

32.	Duration of Option

Each Option and all rights thereunder shall be expressed to expire on the date set out in the Option agreements and shall be subject to earlier termination as provided in paragraphs 11 and 12.

33.	Option Period, Consideration and Payment

(a)

The Option period shall be a period of time fixed by the board of directors, or the Committee, as applicable, not to exceed the maximum period permitted by any stock exchange on which the common shares are then listed or other regulatory body having jurisdiction, provided that the Option period shall be reduced with respect to any Option as provided in Sections 11 and 12 covering cessation as a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates or death of the Participant. Notwithstanding the foregoing, the expiry date of the Option (“Fixed Term”) will be adjusted, without being subject to discretion of the board of directors or the Committee, as applicable, to take into account any self-imposed blackout period by the Corporation imposed on the Participant as follows: a) if the Fixed Term of the Option falls within a blackout period imposed on the Participant by the Corporation, then the Fixed Term of the Option is the close of the 10th business day after the end of the such blackout period (the “Blackout Expiration Term’); or b) if the Fixed Term falls within two business days after the end of a blackout period imposed on the Participant by the Corporation, then the Fixed Term will be that date which is the Blackout Expiration Term reduced by the number of business days between the Fixed Term and the end of such blackout period (ie Options whose Fixed Term expires two business days after the end of the blackout period will only have an additional eight business days to exercise).

(b)	Except as set forth in Sections 11 and 12, no Option may be exercised unless the Participant is at the time of such exercise a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates.

(c)	The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque, funds wired to the Corporation’s bank account or a bank draft for the full purchase price of such shares with respect to which the Option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any shares subject to an Option under this Plan, unless and until the certificates for such shares are issued to such persons under the terms of the Plan.

34.	Ceasing To Be a Director, Officer, Employee or Consultant

If a Participant shall cease to be a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates for any reason (other than death), the Participant may but only within the three months next succeeding the Participant’s ceasing to be a director, officer, employee or consultant, and in no event after the expiry date of the Participant’s Option, exercise the Participant’s Option to the extent that the

Participant was entitled to exercise it at the date of such cessation. Notwithstanding the foregoing, the board of directors, or the Committee, as applicable, may extend the period of time within which a Option may be exercised by a Participant who has ceased to be a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates, up to a period of 18 months from the date of such cessation but such an extension shall not be granted beyond the original expiry date of the Option.

Nothing contained in the Plan nor in any Option granted pursuant to the Plan shall confer upon any Participant any right with respect to continuance as a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates.

35.	Death of Participant

In the event of the death of a Participant, the Option previously granted to him shall be exercisable only within the twelve months next succeeding such death and then only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution; and

(b)	if and to the extent that the Participant was entitled to exercise the Option at the date of the Participant’s death.

36.	Rights of Participant

No person entitled to exercise an Option shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered.

37.	Proceeds from Exercise of Options

The proceeds from the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board or the Committee, as applicable may determine and direct.

38.	Adjustments

If the outstanding shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number or kind of shares as to which Options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than forty (40%) percent of the then outstanding shares of the Corporation (the “Triggering Event”), the Plan shall terminate, and any

Options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of Options theretofore granted, or the substitution for such Options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and unexercised Options shall terminate pursuant to a Triggering Event, then the Corporation shall give notice to the Participant to such effect (the “Expiry Notice”) not less than thirty days prior to the consummation of the Triggering Event which shall specify the Triggering Event and the closing date of the Triggering Event (the “Expiry Date”). Upon receipt of an Expiry Notice an Participant shall immediately thereafter be entitled to exercise all Options outstanding and previously unexercised, regardless of whether such Participant would otherwise be entitled to exercise such Options to such extent at that time and such exercise shall be conditional upon the closing of the Triggering Event. To the extent that Options have not been so conditionally exercised and all monies due to the Corporation as a result of such exercise have not been received by the Corporation prior to the Expiry Date, then such Options shall thereafter expire and be void PROVIDED THAT if the Triggering Event does not close on the Expiry Date specified in the Expiry Notice, or any amendment thereto, then the Options shall not terminate pursuant to this subparagraph, the Options shall be deemed not to have been exercised and all monies conditionally received by the Corporation shall forthwith be returned to the Participant, without interest, and the provisions of this subparagraph shall continue to apply from time to time during the Option period.

Adjustments under this Section shall be made by the board of directors or the Committee, as applicable whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be issued under the Plan on any such adjustment.

39.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferrable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and Options may only be exercised by the Participant.

40.	Certain Limitations Regarding Incentive Stock Options Granted to U.S. Residents

Any of the Options issuable under the Plan, up to the maximum number of Options that may be issued under section 3 of the Plan, may be issued as Incentive Stock Options (“ISOs”) as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) may be granted only to an individual who is an employee of the Corporation and shall be subject to the following limitations:

(a) Exercise Price. Determination of the option price per share for any stock option issued hereunder shall rest in the discretion of the board of directors, provided that the exercise price for any ISO shall not be less than the fair market value per share of the Corporation’s shares at the time the option is granted and subject further to subparagraph (e) of this Section 17 and Section 8. For the purposes of this Plan, the fair market value of Corporation’s shares (“Shares”), as of any date, shall be determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, its fair market value shall be the closing sales price, expressed in Canadian dollars, for such Shares (or the closing bid, if no sales were reported), as quoted on such system or exchange, or the system or exchange with the greatest closing sale price (expressed in its equivalent in Canadian dollars)in Shares, for the last market trading day prior to the time of determination;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the Shares for the last market trading day prior to the time of determination; or

(iii) In the absence of an established market for the Shares, the fair market value thereof shall be determined in good faith by the board of directors.

(b) Subject to the restrictions imposed on ISOs as contained in Section 17, the term of each option shall be established by the board of directors and, if not so established, shall be ten years from the date such ISO is granted. The board of directors, in its discretion, may provide that an option shall be exercisable during such ten-year period or during any lesser period of time.

(c) Nontransferability of ISOs. No right or interest in any ISO granted under this Plan shall be assignable or transferable except upon the death of the option holder (“Optionee”) pursuant to the terms of such Optionee’s will or the laws of descent and distribution.

(d) Limitation on Amount of Grants. To the extent that an Optionee is granted ISOs that in the aggregate (together with all other ISOs granted by the Corporation or its subsidiaries) entitle the Optionee to purchase, in any calendar year during which such options first become exercisable, stock of the Corporation, any subsidiary having a fair market value (determined as of the time of such options are granted) in excess of $100,000, such options in excess of the $100,000 threshold shall not be treated as ISOs, but shall be considered to be nonqualified stock options (“NSOs”). No limitation shall apply to NSOs.

(e) Grants to Ten Percent Shareholders. Subject to the terms of this Plan, ISOs may be granted to a person who, at the time the option is granted, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation and any subsidiary only if: (i) the exercise price is at least 110 percent of the fair market value of the Shares at the time of grant, and (ii) the option is not exercisable more than five (5) years from the date of grant.

(f) Shareholder Approval of Plan. Subject to the requirements of Code Section 422 with respect to ISOs, the terms, conditions and limitations of the Plan must be approved by the Corporation’s shareholders within 12 months before or after the adoption of the Plan or any amendment or modification thereto. Any such amendment or modification of the Plan, however, shall not alter, impair or diminish the rights of any option previously granted under the Plan without the written consent of the option holder. Nor shall the board of directors modify or amend any outstanding ISO so as to specify a lower exercise price for the ISO.

(g) Notice of Disposition Any option which is issued as an ISO under this Plan, shall, notwithstanding any other provisions of this Plan or the option terms to the contrary, contain all of the terms, conditions, restrictions, rights and limitations required to be an Incentive Stock Option, and any provision to the contrary shall be disregarded. In order to obtain certain tax benefits afforded to incentive stock options under Section 422 of the Code, the Optionee must hold the Shares issued upon the exercise of an ISO for a minimum of two (2) years after the date of grant of the ISO and one (1) year from the date of exercise. The board of directors may require an Optionee to give the Corporation prompt notice of any subsequent disposition of shares acquired on exercise of such ISO prior to the expiration of the above holding periods.

41.	Amendment and Termination of Plan

The Board, or the Committee, as applicable, may at any time or from time to time, in its sole and absolute discretion, amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions or Options granted pursuant to the Plan, subject to any required approval of any regulatory authority or stock exchange. Any amendment to the Plan at any time may not materially and adversely affect any Option previously granted to a Participant without the consent of the Participant, except to the extent required by law. Any such amendment shall be subject to the receipt of requisite regulatory approval including, without limitation, the approval of any stock exchange upon which the shares of the Corporation may trade from time to time, provided, however, that no such amendment may: (i) increase the maximum number of shares that may be optioned under the Plan; (ii) increase the maximum number of shares which maybe reserved for issuance to insiders pursuant to the exercise of Options granted under the Plan together with any other security based compensation arrangements of the Corporation as set forth in Section 4 hereof; or (iii) change the manner of determining the minimum exercise price, unless shareholder and regulatory approval is obtained. Any amendments to the terms of an Option under the Plan shall also require regulatory approval, including without limitation, the approval of any stock exchange upon which the shares of the Corporation may trade from time to time. In addition, any amendment to the term of an Option under the Plan which would extend the expiry date of an Option held by an insider or amend the exercise price of an Option held by an insider will require shareholder approval. For greater certainty, the Board, or the Committee, as applicable, may make the following amendments without seeking the approval of the shareholders of the Corporation:

g)	amendments to the Plan to rectify typographical errors and\or to include clarifying provisions for greater certainty;

h)	amendments to the expiry date of an Option, unless the amendment extends the expiry date of an Option held by an insider;

i)	amendments to the termination provisions of an Option or the Plan;

j)	amendments necessary to comply with applicable law or the requirements of any stock exchange on which the common shares of the Corporation are listed;

k)	amendments to the exercise price (which exercise price must comply with the provisions of Section 8 hereof) unless such amendment would benefit insiders of the Corporation; and

l)	the inclusion of cashless exercise provisions in the Plan or in any Option granted hereunder, which provide for a full deduction of the number of underlying securities from the Plan reserve.

42.	Necessary Approvals

The ability of the Options to be exercised and the obligation of the Corporation to issue and deliver shares in accordance with the Plan are subject to any approvals which may be required from the shareholders of the Corporation, and any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any Option exercise price paid to the Corporation will be returned to the Participant.

Options issued to residents of the United States may only be issued and subsequently exercised in conformity with the registration provisions of the Securities Act of 1933, as amended the rules and regulations thereto and the applicable state securities laws.

43.	Prior Plans

The Plan shall entirely replace and supersede prior share options plans, if any, enacted by the Board of Directors of the Corporation or its predecessor corporations.

44.	Stock Exchange Rules

All Options granted pursuant to this Plan shall be subject to the rules and policies of any stock exchange or exchanges on which the shares of the Corporation are then listed and any other regulatory body having jurisdiction.

45.	Applicable Law

This Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

46.	Effective Date of Plan

The Plan has been adopted by the board of directors or the Committee, as applicable, subject to the approval of any stock exchange on which the shares of the Corporation are listed or other regulatory body having jurisdiction and, if so approved, the Plan shall become effective upon such approvals being obtained.

IN WITNESS WHEREOF the Corporation has caused its corporate seal to be affixed hereto in the presence of its officer duly authorized in that behalf as of the 5th day of August, 2008.

MINERA ANDES INC.

Per:	/s/ Bonnie L. Kuhn	(c/s)
Bonnie L. Kuhn, Secretary